KPMG LLP
303 East Wacker Drive
Chicago, IL 60601-5212
Report of Independent Registered Public Accounting Firm
Board of Directors
Citibank, N.A.:
We have examined management’s assertion, included in the accompanying Appendix I, that the Agency and Trust division of Citibank, N.A. (or “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) securities backed by insurance-related funding agreements issued on or after January 1, 2006 for which the Company provides paying agent, calculation agent, trustee and registrar services, (the Platform), except for servicing criteria 1122(d)(1)(ii)–1122(d)(1)(iv), 1122(d)(2)(iii)–1122(d)(2)(iv), 1122(d)(2)(vi)–1122(d)(2)(vii), 1122(d)(3)(i), and 1122(d)(4)(i)–1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2008. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2008 is fairly stated, in all material respects.
Chicago, Illinois
February 27, 2009
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